Exhibit 10.4

THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO APPLICABLE PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR EXEMPT FROM THE REGISTRATION REQUIREMENTS THEREOF.

AMENDED AND RESTATED
GENEREX BIOTECHNOLOGY CORPORATION
2006 STOCK PLAN
INCENTIVE STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of March 9, 2010 (the “Date of Grant”), is delivered by Generex Biotechnology Corporation (the “Company”) to MARK A. FLETCHER, an employee of the Company (the “Grantee”).

RECITALS

A.           The Amended and Restated Generex Biotechnology Corporation 2006 Stock Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company.  The Board of Directors of the Company (the “Board”) has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.  A copy of the Plan is attached as Exhibit A to this Agreement.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned such terms in the Plan.

B.           The Board is authorized to appoint a committee or individual to administer the Plan.  If a committee or individual is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee or individual.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.           Grant of Option.

(a)           Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee an incentive stock option (the “Option”) to purchase up to THREE HUNDRED THOUSAND (300,000) shares of common stock of the Company (“Shares”) at an exercise price of $0.64 per Share.  The Option shall become exercisable according to Paragraph 2 below.

(b)           The Option is designated as an incentive stock option, as described in Paragraph 5 below.  However, if and to the extent the Option exceeds the limits for an incentive stock option, as described in Paragraph 5, the Option shall be a nonqualified stock option.

2.           Exercisability of Option.  The Option shall be exercisable as set forth in the following schedule provided that the Grantee is employed by, or providing service to, the Company (as defined in the Plan) on the applicable date of exercise:  100,000 Shares will be immediately exercisable as of the Date of Grant; 100,000 Shares will become exercisable on August 1, 2010; and 100,000 Shares will become exercisable on August 1, 2011.

3.           Term of Option.

(a)         The Option shall have a term of ten (10) years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)         Unless otherwise specified by the Board, the Option shall automatically terminate on the date on which the Grantee ceases to be employed by the Company for any reason, except for the happening of any of the events described in Paragraph 3(c).

(c)         The Option shall automatically terminate upon the happening of the first of the following events:

(i)           The date on which the Board determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by the Company.  In addition, notwithstanding the other provisions of this Paragraph 3, if the Board determines Grantee has engaged in conduct that constitutes Cause after the Grantee’s employment terminates for any reason, the Option shall immediately terminate.

(ii)          The expiration of the 90-day period after the Grantee ceases to be employed by the Company, as a result of a termination without Cause or if the Grantee voluntarily terminated employment or service and provided the Company with at least 90 days advance written notice of the effective date of such termination of employment or service with the Company.

(iii)         The expiration of the one-year period after the Grantee ceases to be employed by, the Company on account of the Grantee’s Disability.

(iv)        The expiration of the one-year period after the Grantee ceases to be employed by the Company, if the Grantee dies while employed by the Company.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is ten (10) years from the Date of Grant.  Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Company shall immediately terminate.

4.           Exercise Procedures.

(a)         Subject to the provisions of the foregoing Paragraphs, the Grantee may exercise part or all of the exercisable Option by giving the Board written notice of intent to exercise in the manner provided in this Agreement and Section 5(h) of the Plan, specifying the number of whole Shares as to which the Option is to be exercised.  On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, which procedures may or may not be available, or (iv) by such other method as the Board may approve.  The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b)           All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Board approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

(c)           The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

5.           Designation as Incentive Stock Option.

(a)           This Option is designated an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  If the aggregate fair market value of the stock on the Date of Grant with respect to which incentive stock options are exercisable for the first time by the Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a nonqualified stock option that does not meet the requirements of Section 422.  If and to the extent that the Option fails to qualify as an incentive stock option under the Code, the Option shall remain outstanding according to its terms as a nonqualified stock option.

(b)           The Grantee understands that favorable incentive stock option tax treatment is available only if the Option is exercised while the Grantee is an employee of the Company or a parent or subsidiary or within a time specified in the Code after the Grantee ceases to be an employee.  The Grantee should consult with his or her tax adviser regarding the tax consequences of the Option.

6.           Change of Control.  The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

7.           Cancellation and Rescission of Options.  The Grantee acknowledges and understands that the Option is subject to the cancellation and rescission provisions of Section 12 of the Plan.

8.           Restrictions on Exercise.  Only the Grantee may exercise the Option during the Grantee’s lifetime.  After the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

9.           Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

10.           No Employment or Other Rights.  The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time.  The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

11.           No Stockholder Rights.  Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

12.           Assignment and Transfers.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

13.           Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President, 33 Harbor Square, Suite 202, Toronto, Ontario, Canada, M5J 2G2, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or Canada Post.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

GENEREX BIOTECHNOLOGY CORPORATION

Per:	/s/ Anna E. Gluskin
Name:	Anna E. Gluskin
Title:	President and Chief Executive Officer

Per:	/s/ Rose C. Perri
Name:	Rose C. Perri
Title:	Chief Financial Officer

ACCEPTED:

/s/ Mark A. Fletcher
Mark A. Fletcher, Grantee

EXHIBIT A